UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: June 28, 2007

ImmunoCellular Therapeutics, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	33-17264-NY	11-2856146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1999 Avenue of the Stars, 11th Floor Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 789-1213

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.	UNREGISTERED SALE OF EQUITY SECURITIES

In consideration for Richard A. Cowell agreeing to serve on the Board of Directors of ImmunoCellular Therapeutics, Ltd. (the “Company”), as described in Item 5.02 of this Report, the Company granted Mr. Cowell an option with a seven-year term to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.35 per share.

In consideration for Dr. Silvia Formenti agreeing to serve on the Company’s Scientific Advisory Board, the Company granted Dr. Formenti an option with a seven-year term to purchase 6,000 shares of the Company’s common stock at an exercise price of $1.35 per share.

The securities were issued to Mr. Cowell and Dr. Formenti in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for offers and sales that do not involve a public offering.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 28, 2007, the Company amended its existing agreement with David Wohlberg, the Company’s President and Chief Operating Officer, to provide for him to serve in this capacity on a full-time instead of part-time basis and to increase his salary from $2,500 to $10,000 per month, effective as of June 1, 2007. All of the other provisions of Mr. Wohlberg’s existing agreement, including a provision that permits the Company or Mr. Wohlberg to terminate the agreement without cause upon 30 days notice prior to the expiration of the term of the agreement on October 29, 2007, continue in effect.

On June 28, 2007, the Company’s Board of Directors elected Richard A. Cowell as a director of the Company and appointed him to be the Chairman of the Company’s Audit Committee. In connection with his election to the Board of Directors, Mr. Cowell was granted an option to purchase shares of the Company’s common stock that is described in Item 3.02 of this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoCellular Therapeutics, Ltd.

July 3, 2007	By:	/s/ David Wohlberg
	Name:	David Wohlberg
	Title:	President and Chief Operating Officer